Exhibit 99.1

FUJI KOSAN COMPANY, LTD.
4-3, Kanda Surugadai, Chiyoda-ku,
Tokyo

To U.S. Shareholders:

This sole share transfer described herein involves securities of a Japanese company. The sole share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, has been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court's judgment.

You should be aware that the issuer may purchase securities otherwise than under the sole share transfer, such as in open market or privately negotiated purchases.

To All Shareholders:

This document is sent to you pursuant to Rule 802 under the US Securities Act of 1933, as amended. Rule 802 provides an exemption from the registration requirements of the Securities Act for certain exchange offers and business combinations by foreign private issuers involving the issuance of securities. The document provided herein is an English translation of the notice that was previously sent to you from Fuji Kosan Company. Besides this cover page, the document is identical in all aspects.

Note:　This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.
Please note that differences between this translation and those in the previous years may not necessarily mean that there have been changes in the official Japanese original, since the translation differences may stem only from a more accurate translation.

Securities Code: 5009

Posting date: June 6, 2025

Start date of measures for electronic provision: June 2, 2025

To our Shareholders:

Yasuhiro Kawasaki, Representative Director and President FUJI KOSAN COMPANY, LTD. 4-3, Kanda Surugadai, Chiyoda-ku, Tokyo

Notice of the 95th Annual General Meeting of Shareholders

We are pleased to announce the 95th Annual General Meeting of Shareholders of FUJI KOSAN COMPANY, LTD. (the “Company”), which will be held as described below.

When convening this General Meeting of Shareholders, the Company takes measures for providing information that constitutes the content of reference documents for the general meeting of shareholders, etc. in electronic format (items subject to measures for electronic provision), and posts this information on the following websites. Please review the items subject to electronic provision from any of those websites.

The Company’s website:

https://www.fkoil.co.jp/ir/stock-info/meeting/ (in Japanese)

Website for posted informational materials for the general meeting of shareholders:

https://d.sokai.jp/5009/teiji/ (in Japanese)

Tokyo Stock Exchange (TSE) website (Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show (in Japanese)

Access the TSE website by using the internet address shown above, enter “Fuji Kosan” in “Issue name (company name)” or the Company’s securities code “5009” in “Code,” and click “Search.” Then, click “Basic information” and select “Documents for public inspection/PR information.” Under “Filed information available for public inspection,” click “Click here for access” under “[Notice of General Shareholders Meeting /Informational Materials for a General Shareholders Meeting].”

If you are unable to attend the meeting in person, you can exercise your voting rights in writing or via the internet, etc. Please examine the Reference Documents for the General Meeting of Shareholders provided below and exercise your voting rights in advance so that they arrive by 5:30 p.m. on Thursday, June 26, 2025 (Japan time).

1.	Date and Time:	Friday, June 27, 2025, at 10:00 a.m. (Japan time) (Reception will open at 9:00 a.m.)

2.	Venue:	Conference room 606, 6F, Toshi Center Hotel Tokyo 2-4-1 Hirakawa-cho, Chiyoda-ku, Tokyo

3.	Purpose of the Meeting

Matters to be reported

1.	The Business Report and the Consolidated Financial Statements for the 95th term (April 1, 2024 to March 31, 2025) and the Audit Reports on the Consolidated Financial Statements by the Financial Auditor and the Audit and Supervisory Committee
2.	Non-consolidated Financial Statements for the 95th term (April 1, 2024 to March 31, 2025)

Matters to be resolved

Proposal No. 1:	Appropriation of Surplus
Proposal No. 2:	Election of Five Directors (Excluding Directors Who Are Serving as Audit and Supervisory Committee Members)
Proposal No. 3:	Approval of Share Transfer Plan

●	When convening this General Meeting of Shareholders, informational materials for the general meeting of shareholders that were previously sent in paper-based documents (Business Report, Consolidated Financial Statements, Non-consolidated Financial Statements, Audit Reports and Reference Documents for the General Meeting of Shareholders) will be provided on websites due to the implementation of the system for providing informational materials for the general meeting of shareholders in electronic format in accordance with the revision of the Companies Act. Please access the websites provided on page 1 and check the information. We will send documents in which portions of the Reference Documents for the General Meeting of Shareholders, Business Report, etc. have been excerpted (summary version) so that the main points of the documents can be on hand, so please reference them. Furthermore, we will not provide the summary to shareholders who have requested the delivery of paper-based documents as we will send paper-based documents that state the items subject to measures for electronic provision in accordance with the provisions of the Companies Act and the Company’s Articles of Incorporation.
●	Paper-based documents stating the items subject to measures for electronic provision are sent to shareholders who have requested the delivery of paper-based documents. Those documents do not include the following items in accordance with the provisions of laws and regulations and the Company’s Articles of Incorporation.

-	“Overview of System to Ensure the Appropriateness of Operations and Operational Status of the System” in the Business Report
-	“Notes to Consolidated Financial Statements” in the Consolidated Financial Statements
-	“Notes to Non-consolidated Financial Statements” in the Non-consolidated Financial Statements

Accordingly, the Business Report, Consolidated Financial Statements and Non-consolidated Financial Statements stated in such documents are part of the documents audited by the Financial Auditor and the Audit and Supervisory Committee when preparing their respective audit reports.

●	If revisions to the items subject to measures for electronic provision arise, a notice of the revisions and the details of the items before and after the revisions will be posted on each of the aforementioned websites.
●	When attending the meeting in person, please hand in the voting form sent out with this notice at the reception.

Reference Documents for the General Meeting of Shareholders

Proposal No. 1: Appropriation of Surplus

Recognizing that a return of profit to shareholders is an important management issue, the Company’s basic policy is to increase corporate value and actively return profit by investing with a medium-to-long-term perspective.

Based on this basic policy, the policy of the Company is that the return of profits to shareholders (from the term ended March 31, 2025 to the term ending March 31, 2027) meets the standard for the total payout ratio.

Regarding year-end dividends, the Company proposes to pay an ordinary dividend of ¥58 per share (annual dividend of ¥88 when combined with an interim dividend of ¥30).

(1)	Type of dividend property

Cash

(2)	Allotment of dividend property and total amount of dividends

Dividend: ¥58 per ordinary share of the Company

Total amount of dividends: ¥382,336,696

(3)	Effective date of dividends of surplus

June 30, 2025

Proposal No. 2:	Election of Five Directors (Excluding Directors Who Are Serving as Audit and Supervisory Committee Members)

The terms of office of all five Directors (excluding Directors who are serving as Audit and Supervisory Committee Members; the same applies throughout this proposal) shall expire at the conclusion of this meeting. Therefore, the Company proposes the election of five Directors.

This proposal has been reviewed by the Audit and Supervisory Committee, and it has expressed no opinion.

The candidates for the Director are as follows:

Number of the Company’s shares owned 6,036 shares Attendance at the Board of Directors meetings 13/13 meetings (100%)	Candidate No. 1	Yasuhiro Kawasaki	Date of Birth October 10, 1966	[Re-election]
Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company
Apr. 1991	Joined Nippon Oil Co., Ltd.
Apr. 2008	President of Nippon Oil (U.S.A.) Ltd.
Apr. 2019	General Manager of Lubricants Sales Department, Lubricants Company, JXTG Nippon Oil & Energy Corporation
June 2020	General Manager of Lubricants Sales Department, Lubricants Company, ENEOS Corporation
Apr. 2021	Executive Officer, and General Manager of Osaka Second Branch, ENEOS Corporation
June 2023	Representative Director and President, the Company (current position)

Reasons for nomination as a candidate for Director
Yasuhiro Kawasaki was engaged in the sale of petroleum products and management of an overseas corporation at ENEOS Corporation, where he served as Executive Officer and General Manager of Osaka Second Branch starting in April 2021. Since June 2023, he has served as Representative Director and President of the Company. The Company judges that he can be expected to continue to carry forward the management of the Company by capitalizing on this experience and insight, and accordingly nominates him as a candidate for Director.

Number of the Company’s shares owned 9,869 shares Attendance at the Board of Directors meetings 13/13 meetings (100%)	Candidate No. 2	Yukio Yoshino	Date of Birth March 5, 1959	[Re-election]
Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company
Apr. 1981	Joined the Company
June 2013	General Manager of New Business Promotion Office, the Company
June 2015	General Manager of Osaka Branch, the Company
June 2016	Executive Officer, and General Manager of Osaka Branch, the Company
June 2018	Director and Executive Officer, and General Manager of Sales Department, the Company
June 2021	Representative Director and Managing Executive Officer, and General Manager of Sales Department, the Company
Apr. 2022	Representative Director and Managing Executive Officer, the Company
Apr. 2024	Representative Director and Managing Executive Officer, and General Manager of Sales Headquarters, the Company
June 2024	Director and Managing Executive Officer, and General Manager of Sales Headquarters, the Company (current position)

Reasons for nomination as a candidate for Director
Yukio Yoshino serves the Company as General Manager of Osaka Branch and Representative Director and Managing Executive Officer, and General Manager of the Sales Department, and has extensive experience and insight in the sale of petroleum products and corporate management. The Company judges that he can be expected to continue to carry forward the management of the Company by capitalizing on this experience and insight, and accordingly nominates him as a candidate for Director.

Number of the Company’s shares owned 395 shares	Candidate No. 3	Yuri Sato	Date of Birth December 26, 1969	[New]
Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company
Apr. 1992	Joined Nippon Oil Co., Ltd.
Apr. 2020	General Manager of General Administration Department, JXTG Nippon Oil & Energy Corporation
Apr. 2022	General Manager of Hokkaido Branch Office, ENEOS Corporation
Apr. 2024	Senior Executive Officer and General Manager of Human Resources/Systems Department, the Company (current position)

Reasons for nomination as a candidate for Director
Yuri Sato has extensive experience and insight that is relevant for senior management including her service as General Manager of the General Administration Department and General Manager of the Hokkaido Branch Office at ENEOS Corporation, and her service since April 2024 as Senior Executive Officer and General Manager of the Human Resources/Systems Department of the Company. The Company judges that she can be expected to carry forward the management of the Company by capitalizing on this experience and insight, and accordingly nominates her as a candidate for Director.

Number of the Company’s shares owned 3,500 shares Attendance at the Board of Directors meetings 10/10 meetings (100%)	Candidate No. 4	Masaru Ono	Date of Birth February 26, 1958	[Re-election] [Outside] [Independent]
Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company
Apr. 1981	Joined Yamaha Motor Co., Ltd.
Jan. 2012	Executive Officer of Yamaha Motor Co., Ltd.
Oct. 2013	Representative Director and President of Yamaha Motor Vietnam Co., Ltd.
Jan. 2017	Senior Executive Officer, and Chief General Manager of CS Center of Yamaha Motor Co., Ltd.
Jan. 2019	President and CEO of JUBILO CO.,LTD.
Apr. 2023	Visiting Professor of Faculty of Policy Studies, Kansai University
June 2024	Outside Director of the Company (current position)

Reasons for nomination as a candidate for Outside Director and overview of expected roles
Masaru Ono has strong global management experience, including his involvement in global sales and parts procurement at Yamaha Motor Co. Ltd. and his time as President of Yamaha Motor Vietnam Co., Ltd. He also has management experience at JUBILO CO.,LTD. The Company judges that with this insight and experience, he can be expected to provide supervision, advice, etc. for the execution of the Company’s business, and accordingly nominates him as a candidate for Outside Director.
Matters relating to independent officers
The Company has designated Masaru Ono as an independent officer as provided for by Tokyo Stock Exchange and submitted notification to the aforementioned exchange. If his election is approved, the Company plans to continue his designation as an independent officer. Mr. Ono satisfies the requirements for an independent officer as provided for by The Company’s Independence Standards for Outside Officers.

Number of the Company’s shares owned 500 shares Attendance at the Board of Directors meetings 10/10 meetings (100%)	Candidate No. 5	Seiji Hatano	Date of Birth December 17, 1959	[Re-election] [Outside] [Independent]
Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company
Apr. 1982	Joined The Mitsubishi Bank, Limited
May 2009	General Manager of Corporate Banking Division No. 3, Corporate Banking Group No. 1, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
July 2011	Advisor to Konica Minolta Holdings, Inc.
Apr. 2013	Executive Officer and General Manager, Corporate Strategy Division of Konica Minolta, Inc.
June 2014	Director, Senior Executive Officer of Konica Minolta, Inc.
Apr. 2022	Director, Senior Executive Vice President and Executive Officer of Konica Minolta, Inc.
Apr. 2023	Senior Executive Vice President and Executive Officer (Responsible for Strategic Project) of Konica Minolta, Inc.
Apr. 2024	Advisor of Konica Minolta, Inc.
June 2024	Outside Director of the Company (current position)

Reasons for nomination as a candidate for Outside Director and overview of expected roles
Seiji Hatano has expertise in a broad range of fields including involvement in global corporate finance and other fields at a predecessor of the current MUFG Bank, Ltd., and across all corporate divisions at Konica Minolta, Inc. He also has wealth of experience as a manager. The Company judges that he can be expected to provide supervision and advice for the execution of the Company’s business, and accordingly nominates him as a candidate for Outside Director.
Matters relating to independent officers
The Company has designated Seiji Hatano as an independent officer as provided for by Tokyo Stock Exchange and submitted notification to the aforementioned exchange. If his election is approved, the Company plans to continue his designation as an independent officer. Mr. Hatano satisfies the requirements for an independent officer as provided for by The Company’s Independence Standards for Outside Officers.

Notes:	1.	There is no special interest between any of the candidates and the Company.
2.	Of the candidates for Director, Masaru Ono and Seiji Hatano are candidates for Outside Director.
3.	Masaru Ono and Seiji Hatano are currently Outside Directors of the Company and at the conclusion of this meeting, their tenures will have been one year.
4.	Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company has entered into agreements with Masaru Ono and Seiji Hatano to limit their liability for damages under Article 423, paragraph (1) of the same Act. The maximum amount of liability for damages under this agreement is the minimum liability amount as provided for by Article 425, paragraph (1) of the same Act. If the reelection of Masaru Ono and Seiji Hatano is approved, the Company plans to renew these agreements with them.
5.	The Company has entered into a directors and officers liability insurance policy as provided for in Article 430-3, paragraph (1) of the Companies Act that includes officers of the Company and its subsidiaries as insureds. This insurance policy covers the legally mandated amount of indemnification and litigation expenses to be borne by the insureds. If each candidate assumes the office as Director, the Company plans to renew the aforementioned directors and officers liability insurance policy that includes each of them as insureds. The full amount of the insurance premiums is borne by the Company.

[Reference] Composition of the Board of Directors

If Proposal No. 2 is approved and adopted as originally proposed, the composition of the Board of Directors will be as follows.

Name	Independent Outside Director	Gender	Tenure	Corporate Manage-ment	Finance/ Account-ing	M&A	Finance	Legal Affairs	Sales/ Market-ing	ESG	Global	Human Resource Strategies
Directors (Excluding Directors Who Are Serving as Audit and Supervisory Committee Members)
Yasuhiro Kawasaki		Male	2 years	○		○	○		○	○	○	○
Yukio Yoshino		Male	7 years	○	○		○		○			○
Yuri Sato		Female	New	○				○	○	○		○
Masaru Ono	○	Male	1 year	○		○	○		○		○	○
Seiji Hatano	○	Male	1 year	○	○	○	○	○		○	○	○
Directors Who Are Serving as Audit and Supervisory Committee Members
Masafumi Tamura		Male	1 year	○					○	○		○
Yoshiyuki Sato	○	Male	1 year		○	○	○	○		○	○
Atsuko Sugiyama	○	Female	5 years		○		○	○		○

Reference: The Company’s Independence Standards for Outside Officers

The Company considers outside officers who do not fall under any of the following conditions to be independent officers who are not likely to have any conflicts of interest with the general shareholders.

(i)	A person from the Company and its subsidiaries (hereinafter the “Group”)

(Executive Director, executive officer (shikkoyaku), executive officer (shikkoyakuin), or some other person or employee who serves in an equivalent capacity (hereinafter referred to as “Executive” in these standards))

(ii)	A major customer of the Group, or Executive of such customer

(Customer whose total purchases from the Group account for more than 2% of the consolidated net sales of the Company for any of the latest three fiscal years)

(iii)	A major lender to the Group, or Executive of such lender

(Lender to which the amount of the Company’s borrowings on a consolidated basis as of the last day of any of the latest three fiscal years has exceeded 2% of the consolidated total assets of the Company)

(iv)	A business entity for whom the Group is a major customer, or Executive of such entity

(Business entity whose total sales to the Group account for more than 2% of the consolidated net sales of that entity for any of the latest three fiscal years)

(v)	Legal expert, certified public accountant, or consultant who receives a large amount of remuneration other than officer remuneration from the Group

(In the case of an individual: A person receiving at least an average amount of ¥10 million per year from the Group during the latest three fiscal years. In the case of a corporation, organization, etc.: A person belonging to the corporation, organization, etc. receiving an amount of at least 2% of the consolidated net sales of that corporation, organization, etc. from the Group)

(vi)	A person who receives substantial donations from the Group

(Beneficiary whose total amount of donation received from the Group exceeds 2% of the total revenue of the beneficiary in any of the latest three fiscal years.)

(vii)	The Company’s major shareholder (investor holding at least 10% of the voting rights of the Company) or if the major shareholder is a corporation, an Executive of major shareholder, its parent company or a principal subsidiary.

(viii)	An Executive of a corporation, etc. in which the Company holds at least 10% of voting rights

(ix)	A spouse or a relative within the second degree of kinship of any of the persons listed in (i) through (viii) above (limited to important persons)

(x)	A person who has come under a category listed in any of items (ii) through (ix) above in the past three years

Proposal No. 3: Approval of Share Transfer Plan

On May 15, 2025, the Company’s Board of Directors approved a resolution for the establishment of FUJI UNITED HOLDINGS COMPANY, LTD. (the “Holding Company”) which is a holding company (wholly owning parent company) resulting from a sole-share transfer (the “Share Transfer”) in which the Company becomes a wholly owned subsidiary by share transfer and having an effective date of October 1, 2025 (planned). The resolution also provides for the creation of a share transfer plan (the “Share Transfer Plan”) with respect to the Share Transfer.

This proposal is a request for shareholder approval of the Share Transfer Plan. The reason for the Share Transfer and the details of the Share Transfer Plan are as follows.

1.	Reason and purpose of the Share Transfer

(1) Background behind the transition to the holding company system

Since its founding in 1949, Fuji Kosan Group has continuously played a role in the growth of Japanese industry and the prosperity of society while providing a stable supply of petroleum products. At the same time, we have conducted our business activities with sincerity to meet and satisfy customer demands.

In recent years, however, the business environment surrounding the Company has been rapidly changing in response to growing social demands for carbon neutrality and a circular economy.

In this environment, in order to achieve our long-term vision of “continuing to be a Group that contributes to society through greening the environment and providing a stable supply of energy” through a bold transformation to an environmentally friendly business, we are engaged in initiatives to achieve the management targets that we have set as the three pillars of our primary strategy: (1) to accelerate the move to green energy as a core business, (2) to expand the recycling business through an aggressive set of investments, and (3) to steadily advance our business strategies.

To accelerate these initiatives and respond to expectations from shareholders and other stakeholders, we will be actively engaged in M&A for expanding services that the Group can provide in energy and recycling business domain. In result, we aim for sustainable growth by putting in place a supply structure covering the entire lifecycle of products and services and by transforming to a Group that takes action for the greening of the environment and provides a stable supply of energy.

To accelerate the growth we just described, the Company, by transitioning to the holding company system, targets a Group management structure in which the Holding Company focuses on the implementation of Group management strategy and strategic investments, including M&A and new businesses, centered around recycling business. Meanwhile, the operating companies give their full attention to business operations and respond quickly to the changing environment.

The Company also plans to optimize the allocation of management resources, to raise the value of the entire Group, and to achieve sustainable growth.

(2) The purpose for transitioning to a share transfer system and the Group management structure realized as a result of the transition

(i)	Maximizing synergy effects and enhancing efficiency through Group management

FUJI KOSAN COMPANY, LTD. and the Fuji Kosan Group are currently structured into separate operating companies: The Company (FUJI KOSAN COMPANY, LTD.), which is responsible for Oil Business and Environmental Business, Kankyo Kaihatsu Kogyo Co., Ltd., which is responsible for Recycling Business, Fuji Home Energy Co., Ltd., which is responsible for Home Energy Business, and Fuji Rental Co., Ltd., which is responsible for Rentals Business. However, from the perspective of enhancing the overall corporate value of the Group, we believe that by advancing our businesses under a holding company structure that enables group-wide optimal management decisions, we can achieve more effective and efficient growth. In addition, in the energy and recycling businesses, we will strive to enhance the value we provide to customers by creating quantitative and qualitative synergies with newly acquired operating companies that will become Group companies through M&A.

(ii)	Building an organizational structure that can respond strategically and dynamically by using M&A

When taking on challenges in new businesses that align with changes in society, we believe that transitioning to a holding company system will enable us to implement M&A and business/capital alliances more strategically and dynamically.

(iii)	Realizing quicker decision-making in business promotion

In its Medium-Term Business Plan covering the period from fiscal year 2024 to fiscal year 2026, FUJI KOSAN COMPANY, LTD. describes important measures for each field of business. We believe that the transition to a holding company system will enable us to achieve each important measure with greater flexibility and a more timely response.

(iv)	Development of the management talent that will lead the next generation

Given the changes in the environment for future development of human resources as a result of such matters as domestic labor shortages and growth in AI, support for the growth of employees who form the human capital in business management will be implemented even more strategically than before. In addition to traditional human resources development at each operating company, we will provide the human talent to lead the next generation with a place to gain management experience at operating companies under the Holding Company. This will enable the strategic development of the management talent to drive sustainable growth across the entire Group.

(3) Procedures for the transition to a holding company system

The Company plans to carry out the transition to a holding company system by the following method.

(i)	Step 1:	Establish a holding company through a sole-share transfer

The Company will become a wholly owned subsidiary of the Holding Company as a result of establishing the Holding Company through the Share Transfer with an effective date of October 1, 2025.

(ii)	Step 2:	Restructuring Group companies after the establishment of the Holding Company

In order to complete the transition to a holding company system after the Share Transfer comes into effect, we plan to restructure the Company’s subsidiaries as subsidiaries held directly by the Holding Company. Notice will be given of the details and timing of this restructuring after they have been decided.

Moreover, the choice to transition to a holding company system by share transfer entails, among other things, the continuity of the various permissions and other approvals of FUJI KOSAN COMPANY, LTD., an operating company, in order that the various effects upon business activities be minimized.

(4) Others

As a result of the Share Transfer, the listing of the Company’s shares on the Standard Market of the Tokyo Stock Exchange, Inc. (“Tokyo Stock Exchange”) will be discontinued as of September 29, 2025; however, we plan to apply for a new listing (technical listing) on the Tokyo Stock Exchange’s Standard Market of the shares of the Holding Company, which shares will be newly delivered to the Company’s shareholders. Although the listing date depends on a review by the Tokyo Stock Exchange, we expect it to be October 1, 2025, which is the date of registration of incorporation of the Holding Company (the date on which the Share Transfer becomes effective).

2. Outline of the details of Share Transfer Plan

The details of the Share Transfer Plan are stated in the Share Transfer Plan (copy) as follows.

Share Transfer Plan (copy)

By the method of sole-share transfer, FUJI KOSAN COMPANY, LTD. (“Party A”), upon the performance of a share transfer for establishing a wholly owning parent company (“Party B”) that makes Party A into its wholly owned subsidiary, specifies a share transfer plan (the “Plan”) as follows.

(Share Transfer)

Article 1.	In accordance with the provisions of the Plan, Party A, by means of a sole-share transfer, shall conduct a share transfer (the “Share Transfer”) on the date of incorporation (defined in Article 7) of Party B, in which all issued shares of Party A are acquired by Party B.

(Purpose, Trade Name, Head Office Location, Total Number of Authorized Shares, and Matters Provided for in the Articles of Incorporation)

Article 2.	1.	The purpose, trade name, head office location, and total number of authorized shares of Party B shall be as follows.

(1)	Purpose

The purpose of Party B shall be as stated in Article 2 of the appendix (Articles of Incorporation).

(2)	Trade name

The name of Party B shall be “Fuji Yunaito Holdings Kabushiki Kaisha” and in English it shall be “FUJI UNITED HOLDINGS COMPANY, LTD.”

(3)	Head office location

The head office of Party B is located in Chiyoda-ku in Tokyo, and its address is 4-3, Kanda Surugadai, Chiyoda-ku, Tokyo.

(4)	Total number of authorized shares

The total number of authorized shares of Party B shall be 20 million shares.

2.	Outside of the provisions of the preceding paragraph, matters provided for in the Articles of Incorporation of Party B shall be as stated in the Appendix (Articles of Incorporation).

(Directors at Incorporation)

Article 3.	1.	The Directors at Incorporation of Party B (excluding Directors at Incorporation who are serving as Audit and Supervisory Committee Members at Incorporation) shall be as follows.

(1)	Director	Yasuhiro Kawasaki
(2)	Director	Yuri Sato
(3)	Director	Ryo Ohashi
(4)	Outside Director	Masaru Ono
(5)	Outside Director	Seiji Hatano

2.	The Directors at Incorporation who are serving as Audit and Supervisory Committee Member at Incorporation of Party B shall be as follows.

(1)	Director	Masafumi Tamura
(2)	Outside Director	Yoshiyuki Sato
(3)	Outside Director	Atsuko Sugiyama (current surname: Matsumoto)

(Financial Auditor at Incorporation)

Article 4.	The Financial Auditor at Incorporation of Party B shall be as follows.

KPMG AZSA LLC

(Shares Delivered Upon the Share Transfer and Their Allotment)

Article 5.	1.	Upon the Share Transfer, Party B shall deliver to the shareholders listed or recorded in the shareholder registry of Party A as of the time immediately preceding the acquisition of all of the issued shares of Party A (the “Base Time”), in exchange for the ordinary shares of Party A held by such shareholders, a number of ordinary shares of Party B equivalent to the sum of the number obtained by multiplying by one the total number of issued ordinary shares of Party A at the Base Time.

2.	Party B shall allot ordinary shares of Party B delivered in accordance with the provisions of the preceding paragraph to shareholders of Party A as of the Base Time at the ratio of one ordinary share of Party B for one ordinary share of Party A held by such shareholders.

(Amount of Share Capital and Capital Reserves)

Article 6.	The amount of stated capital and capital reserves on the date of incorporation of Party B shall be as follows.

(1)	Amount of stated capital	¥5,500 million
(2)	Amount of capital reserves	¥0
(3)	Amount of retained earnings reserves	¥0

(Date of Incorporation of Party B)

Article 7.	The date for registering the establishment of Party B (“Party B’s Date of Incorporation”) shall be October 1, 2025. However, Party B’s Date of Incorporation may be changed by resolution of Party A’s Board of Directors provided that the necessity arises in the course of the Share Transfer procedures or is necessary for other reasons.

(Plan Approval by General Meeting of Shareholders)

Article 8.	Party A shall convene its Annual General Meeting of Shareholders on June 27, 2025, and shall call for a resolution regarding approval of the Plan and any necessary items for the Share Transfer. However, the date on which this General Meeting of Shareholders is held may be changed through resolution of Party A’s Board of Directors provided that the necessity arises in the course of the Share Transfer procedures or is necessary for other reasons.

(Stock Exchange for Listing)

Article 9.	On Party B’s Date of Incorporation, Party B plans to list its ordinary shares for issuance on the Tokyo Stock Exchange, Inc.’s Standard Market.

(Administrator of the Shareholder Registry)

Article 10.	The administrator of the shareholder registry of Party B shall be Mitsubishi UFJ Trust and Banking Corporation (Head Office).

(Cancellation of Treasury Shares)

Article 11.	Party A may, by resolution of the Board of Directors held by the day preceding Party B’s Date of Incorporation, among the treasury shares it holds (including treasury shares which were acquired through the purchase of shares related to the exercise of appraisal rights as provided for in Article 806, paragraph (1) of the Companies Act when such right is exercised upon the Share Transfer), cancel those shares that can practicably be cancelled by the reference date, with the exception of a maximum 32,000 shares.

(Effect of the Plan)

Article 12.	The Plan shall cease to be effective if a resolution is not passed at Party A’s General Meeting of Shareholders on the approval of the Plan and necessary matters for the Share Transfer as provided for in Article 8, or if permissions and other approvals (including the coming into effect of notifications to relevant agencies) regarding the Share Transfer from relevant government agencies as provided for in domestic and foreign laws and regulations are not obtained by Party B’s Date of Incorporation, or if the Share Transfer is suspended in accordance with the following article.

(Changes to the Plan)

Article 13.	By resolution of Party A’s Board of Directors, the terms of the Share Transfer or other details of the Plan may be changed or the Share Transfer may be suspend, from after the preparation of the Plan until the Party B’s Date of Incorporation, if material changes arise in the financial or management conditions of Party A as a result of a natural disaster or other cause, or if circumstances arise that create major obstacles to performance of the Plan, or if it otherwise becomes difficult to achieve the purpose of the Plan.

(Unforeseen Matters)

Article 14.	Necessary matters concerning the Share Transfer other than those provided for in the Plan shall be determined by Party A in accordance with the intent of the Share Transfer.

May 15, 2025

Party A: Yasuhiro Kawasaki
Representative Director and President FUJI KOSAN COMPANY, LTD. 4-3, Kanda Surugadai, Chiyoda-ku, Tokyo

Appendix

Articles of Incorporation

Chapter I General Provisions

(Trade Name)

Article 1.	The name of the Company shall be “Fuji Yunaito Holdings Kabushiki Kaisha” and in English it shall be “FUJI UNITED HOLDINGS COMPANY, LTD.”

(Purpose)

Article 2.	The purpose of the Company is to operate the following businesses and to direct and manage the business activities of companies (including foreign companies) including other corporations that operate the following businesses by holding shares or equity interests in such companies.

(1)	The refining, processing, supply storage, purchase and sale, export and import, and custody of petroleum products and energy alternatives to petroleum, including coal, in addition to their blended products and by-products
(2)	Blending, processing, and purchase and sale of animal and vegetable oils
(3)	Purchase and sale of solvents
(4)	Business related to the weights and measurements of petroleum products, coal, etc.
(5)	Sale of petrochemical products and other chemical products
(6)	Storage and trading of liquefied petroleum gas, liquefied natural gas and other high-pressure gases
(7)	Sale of construction and paving materials
(8)	Sale of fuel cells, solar cells, electric storage devices, cogeneration systems, and other distributed energy systems
(9)	Sale of environmental and energy conservation equipment
(10)	Leasing, purchase and sale, and management of real estate and other plant and facilities
(11)	Sale and rental and leasing of power equipment; construction equipment; transport machinery; machine tools; civil engineering and construction machinery; civil engineering and construction materials; automobiles and other vehicles; and their related parts
(12)	Disassembly, repair, and maintenance of automobiles and other vehicles and periodic inspection of automobiles
(13)	Sale of various combustion equipment, electrical appliances, and various goods and sundries
(14)	Power generation using renewable energies, operation and management of facilities using waste heat, and sale of electric power and heat
(15)	Manufacturing and sale of energy using organic resources as raw materials and its by-products, as well as operation and management of equipment for that purpose
(16)	Resource recycling business, soil environment remediation business, and waste treatment
(17)	Motor truck transportation business
(18)	Purchase and sale of used goods
(19)	Business related to greenhouse gas emissions trading
(20)	Any and all business incidental to or related to the foregoing

(Head Office Location)

Article 3.	The head office of the Company shall be located in Chiyoda-ku, Tokyo.

(Organizational Bodies)

Article 4.	The Company shall have the following organizational bodies in addition to the General Meeting of Shareholders and Directors:
(1)	Board of Directors
(2)	Executive Officers
(3)	Audit and Supervisory Committee
(4)	Accounting Auditor

(Methods for Public Notices)

Article 5.	The method of public notices of the Company shall be electronic public notices; however, if the Company cannot give electronic public notices because of an accident or other unavoidable circumstances, the Company shall issue public notices in the Nihon Keizai Shimbun.

Chapter II	Shares

(Total Number of Authorized Shares)

Article 6.	The total number of authorized shares shall be 20 million shares.

(Number of Shares Constituting One Unit)

Article 7.	The number of shares constituting One Unit of the Company shall be One hundred shares.

(Rights of Shares Constituting Less than One Share Unit)

Article 8.	Shareholders of the Company shall not be entitled to exercise any rights other than the rights stated below concerning Shares Constituting Less than One Unit held by them.
(1)	Rights stipulated in each item of Article 189, paragraph (2) of the Companies Act;
(2)	Right to demand for acquisition as specified in the provisions of Article 166, paragraph (1) of the Companies Act; and
(3)	Right to receive an allotment of offered shares and offered stock acquisition rights in proportion to the number of shares held by the shareholder.

(Acquisition of the Company’s Own Shares)

Article 9.	In accordance with the provisions of Article 165, paragraph (2) of the Companies Act, the Company may acquire its own shares through the market transactions, etc. by a resolution of the Board of Directors.

(Manager of the Register of Shareholders)

Article 10.	1.	The Company shall appoint a manager of the Register of Shareholders.
2.	The manager of the Register of Shareholders and the place of handling his/her business shall be designated by a resolution of the Board of Directors and public notice thereof shall be given.
3.	The preparation and retention of the Register of Shareholders and the Ledger of Stock Acquisition Rights of the Company, and other operations relating to the Register of Shareholders and the Ledger of Stock Acquisition Rights of the Company, shall be entrusted to the manager of the Register of Shareholders and shall not be handled by the Company itself.

(Share Handling Regulations)

Article 11.	Share handling of the Company’s stock, commissions, and procedures for the exercise of shareholders rights shall be performed in accordance with laws, ordinances and/or the Articles of Incorporation, and the share handling regulations determined by the Board of Directors.

Chapter III	General Meeting of Shareholders

(Convocation)
Article 12.	An Ordinary General Meeting of Shareholders shall be convened in June of each year and Extraordinary General Meetings of Shareholders as required.

(Record Date of the Ordinary General Meeting of Shareholders)

Article 13.	The record date for voting rights at the Ordinary General Meeting of Shareholders shall be March 31 of each year.

(Person Who Convenes and Chairperson)

Article 14.	In accordance with a resolution of the Board of Directors, the President shall convene General Meetings of Shareholders and shall act as chairperson thereof. However, if the President is unable to serve due an accident or other reason, another Director shall be designated, according to the order of preference decided in advance by the Board of Directors.

(Measures, etc. for Providing Information in Electronic Format)

Article 15.	1.	When the Company convenes a General Meeting of Shareholders, it shall take measures for providing information that constitutes the content of reference materials for the General Meeting of Shareholders in electronic format.
2.	Among items for which the measures for providing information in electronic format will be taken, the Company may exclude all or some of those items designated by the ordinance of the Ministry of Justice from statements in the paper-based documents to be delivered to shareholders who requested the delivery of paper-based documents by the record date of voting rights.

(Exercise of Voting Rights by Proxy)

Article 16.	A shareholder may exercise his/her voting rights by appointing another one shareholder of the Company who also has voting rights to be his/her proxy.

(Method of Resolution)

Article 17.	1.	Unless otherwise provided for by applicable laws and ordinances or the Articles of Incorporation, resolutions of a General Meeting of Shareholders shall be adopted by a majority of votes of the shareholders with voting rights who are present at the meeting.
2.	Voting on resolutions subject to the rules of Article 309, paragraph (2) of the Companies Act shall take place with the presence of shareholders who are entitled to exercise voting rights and who hold one-third or more of the total voting rights, and two-thirds or more of total voting rights of the shareholders present shall be required for adoption of the resolution.

(Minutes of the Proceedings)

Article 18.	1.	The minutes of a General Meeting of Shareholders shall contain in writing or by electronic record the substance of the proceedings of the Meeting, the conclusions reached regarding thereto and other matters provided for by laws and ordinances.
2.	The original minutes of the General Meeting of Shareholders shall be kept for ten years at the head office, and a certified copy shall be kept for five years at the branch office.

Chapter IV                                Directors, Board of Directors, and Executive Officers

(Number of Directors)

Article 19.	1.	The number of Directors (excluding Directors who are serving as Audit and Supervisory Committee Members) of the Company shall be no more than 15.
2.	The number of Directors who are serving as Audit and Supervisory Committee Members of the Company shall be no more than four (4).

(Election of Directors)

Article 20.	1.	Directors who are serving as Audit and Supervisory Committee Members and the other Directors shall be elected separately by a General Meeting of Shareholders.
2.	Election resolutions specified in the preceding paragraph shall be adopted by a majority of the shareholders present at a General Meeting of Shareholders at which shareholders holding one-third (1/3) or more of the votes of the shareholders entitled to exercise their votes are present.
3.	The election of Directors specified in paragraph 1 of this article shall not be conducted by cumulative voting.

(Term of Office of Directors)

Article 21.	1.	The terms of office of Directors (excluding Directors who are serving as Audit and Supervisory Committee Members) shall expire at the close of the Ordinary General Meeting of Shareholders with respect to the last business year ending within one year after his/her respective election as Director.
2.	The terms of office of Directors who are serving as Audit and Supervisory Committee Members shall expire at the close of the Ordinary General Meeting of Shareholders with respect to the last business year ending within two years after his/her respective election as Director.
3.	The term of office of a Director elected to serve as a substitute Audit and Supervisory Committee Member in order to fill a vacancy of an Audit and Supervisory Committee Member who retires prior to the expiration of his/her term, shall be the remainder of the predecessor’s term.

(Representative Directors and Directors with Titles)

Article 22.	1.	Representative Directors shall be selected from among Directors (excluding Directors who are serving as Audit and Supervisory Committee Members) by resolution of the Board of Directors.
2.	One person each shall be selected as Chair, President, and Vice President from among Directors (excluding Directors who are serving as Audit and Supervisory Committee Members) by resolution of the Board of Directors.

(Convocation of Board of Directors Meetings and Chairperson)

Article 23.	1.	Unless otherwise provided for by applicable laws and ordinances, Board of Directors meetings shall be convened and chaired by the President. However, if the office of President is vacant or the President is unable to serve due to an accident or other reason, another Director shall be designated according to the order of preference decided in advance by the Board of Directors.
2.	The notice of a Board of Directors meeting shall be given to each Director at least three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in the event of an emergency.

(Method of Resolution at Meetings of the Board of Directors)

Article 24.	All resolutions of the Board of Directors shall be adopted by a majority vote of the Directors present, provided that a majority of the Directors are present at such meeting.

(Omission of Resolutions at a Board of Directors Meeting)

Article 25.	With regard to matters to be resolved by the Board of Directors, the Company shall deem a resolution of the Board of Directors to have been adopted if all the Directors agree in writing or by electromagnetic records thereto.

(Delegation of Decisions on Execution of Duties)

Article 26.	Pursuant to the provisions of Article 399-13, paragraph (6) of the Companies Act, the Company may delegate to a Director all or part of decisions on execution of important operations (excluding matters stipulated in the items of Article 399-13, paragraph (5) of the Companies Act) by a resolution of the Board of Directors.

(Minutes of Meetings of the Board of Directors)

Article 27.	1.	The minutes of a Meeting of the Board of Directors shall contain in writing or by electronic record the substance of the proceedings of the Meeting, the conclusions reached regarding thereto and other matters provided for by laws and ordinances; they shall bear the names and seal impressions or the electronic signatures of the Chairperson and the Directors present at the Meeting.
2.	Minutes of the Board of Directors meeting or documents that contain declarations of intent specified in the previous article shall be kept at the head office for ten years.

(Bylaws of the Board of Directors)

Article 28.	Matters pertinent to the Board of Directors shall be governed by the Bylaws of the Board of Directors determined by a resolution of the Board of Directors, in addition to laws, ordinances and/or the Articles of Incorporation.

(Remuneration of Directors)

Article 29.	Remuneration of Directors shall distinguish between Directors who are serving as Audit and Supervisory Committee Members and those who are not, and be determined by resolution of the General Meeting of Shareholders.

(Limited Liability Agreements with Directors)

Article 30.	In accordance with Article 427, paragraph (1) of the Companies Act, the Company may enter into an agreement with Directors (excluding those who are Executive Directors) to limit their liability for damages for negligence of their duties to the minimum amount stipulated in laws and ordinances provided that the requirements stipulated in laws and ordinances are met.

(Executive Officers and Executive Officers with Titles)

Article 31.	1.	The Company shall elect its Executive Officers by resolution of its Board of Directors.
2.	By resolution of the Board of Directors, the Company may select one person as President and Executive Officer; in addition, it may select one person as Vice President and Executive Officer, and several persons as Senior Managing Executive Officers and Managing Executive Officers.

(Executive Officer Regulations)

Article 32.	The duties and other matters of Executive Officers shall be performed in accordance with the Executive Officer Regulations determined by resolution of the Board of Directors.

Chapter V                                                      Audit and Supervisory Committee

(Full-time Members of Audit and Supervisory Committee)

Article 33.	A certain number of full-time Members of the Audit and Supervisory Committee shall be elected from among Audit and Supervisory Committee Members by a resolution of the Audit and Supervisory Committee.

(Convocation of Audit and Supervisory Committee)

Article 34.	The notice of an Audit and Supervisory Committee meeting shall be given to each Audit and Supervisory Committee Member at least three (3) days prior to the date of such meeting; provided, however, that such period may be shortened in the event of an emergency.

(Bylaws of the Audit and Supervisory Committee)

Article 35.	Matters pertinent to the Audit and Supervisory Committee shall be governed by the Bylaws of the Audit and Supervisory Committee, as determined through the resolution of the Audit and Supervisory Committee, in addition to laws, ordinances and/or the Articles of Incorporation.

Chapter VI                                       Accounts

(Business Year)

Article 36.	The business year of the Company shall begin on April 1 of each year and end on March 31 of the following year.

(Year-End Dividends)

Article 37.	By resolution of the General Meeting of Shareholders, the Company shall pay a dividend of surplus to entered or recorded shareholders or registered pledgees of shares in the final shareholder registry as of March 31 each year.

(Interim Dividends)

Article 38.	By resolution of the Board of Directors, the Company may pay a dividend of surplus to entered or recorded shareholders or registered pledgees of shares in the final shareholder registry as of September 30 each year, as provided for in Article 454, paragraph (5) of the Companies Act

(Dividend Period of Exclusion)

Article 39.	If the dividend property is cash, then the Company shall be discharged from its obligation to pay if the dividend has not been received for a full three years from its start of payment.

Supplementary Provisions

(Business Year)

Article 1.	Notwithstanding the provisions of Article 36, the Company’s initial business year shall be from the Company’s date of incorporation to March 31, 2026.

(Representative Director at Incorporation)

Article 2.	The Company’s Representative Director at Incorporation shall be as follows.

Representative Director at Incorporation                          Yasuhiro Kawasaki

(Initial Remuneration of Directors)

Article 3.	Notwithstanding the provisions of Article 29, the amount of remuneration of the Company’s Directors, etc., from the Company’s date of incorporation to the initial Ordinary General Meeting of Shareholders shall be respectively as follows.
(1)	Amount of remuneration for Directors (excluding Directors who are serving as Audit and Supervisory Committee Members)

The total amount of remuneration (except for the remuneration in (3)) shall be no more than ¥200 million per year (however, the amount does not include the portion of employee salaries of Directors who concurrently serve as employees).

(2)	Amount of remuneration of Directors who are serving as Audit and Supervisory Committee Members

The total amount of remuneration shall be no more than ¥30 million per year.

(3)	Monetary remuneration paid for the granting of restricted shares

The Company may grant shares of the Company’s ordinary shares (“Restricted Shares”) to Directors (excluding Directors who are serving as Audit and Supervisory Committee Members and Outside Directors; the “Relevant Directors”) separately from the remuneration in (1) above, subject to certain restrictions on the transfer of shares and certain events for the Company to acquire such shares without consideration. The total amount of monetary compensation claims paid to the Relevant Directors as remuneration regarding Restricted Shares shall be no more than ¥30 million per year, (however, the amount does not include the portion of employee salaries of Directors who concurrently serve as employees). Details are as follows.

(i) Allotment and payment of Restricted Shares

Monetary compensation claims shall be paid within the annual upper limit of remuneration defined above as compensation to the Relevant Directors for Restricted Shares, and the Relevant Directors shall receive the allotment of Restricted Shares by paying in the entire monetary compensation claim by way of in-kind contribution. The payment amount per Restricted Share will be determined by the Board of Directors of the Company within a range that is not particularly advantageous to the Relevant Directors based on the closing price of the Company’s ordinary shares on the Tokyo Stock Exchange on the business day prior to the resolution of the Board of Directors (or the closing price on immediately preceding trading day if no trading is made on that day). Also, the payment of the monetary compensation claim shall be made on the understanding that the Relevant Directors agree to the investment in kind stated above and to the restricted share allotment agreement defined in (iii) below.

(ii) Total number of Restricted Shares

The upper limit of the number of Restricted Shares to be allotted to the Relevant Directors in a business year shall be 30,000. However, following the date of approval of this resolution, in the case a stock split or reverse stock split of ordinary shares in the Company is carried out or in similar cases in which it is necessary to adjust the total number of Restricted Shares to be allotted, the total number of Restricted Shares may be reasonably adjusted.

(iii) Restricted Share Allotment Agreement

The restricted share allotment agreement (the “Allotment Agreement”) concluded between the Company and the Relevant Directors to whom the Restricted Shares are to be allotted shall include the following content.

(a)	Transfer restriction

In the period between the day on which the Relevant Directors to whom the Restricted Shares are to be allotted receive the allotment until the said Relevant Director gives up the position of Director of the Company (“Transfer Restriction Period”), the Relevant Director may not transfer to a third party, establish a right of pledge, establish mortgage rights, make a living donation, bequeath or dispose of in any other way the ordinary shares in the Company allotted on the basis of the Allotment Agreement (“Allotted Shares”).

(b)	Termination of transfer restriction

On the condition that the Relevant Director to whom the Restricted Shares are to be allotted has held the position stated in (a), above, continuously over a period specified by the Board of Directors of the Company (“Service Provision Period”), the Company may terminate the transfer restriction upon completion of the Transfer Restriction Period with regard to all Allotted Shares. However, in the case that the Relevant Director retires during the Service Provision Period from the position in (a), above, for reasons deemed justifiable by the Board of Directors of the Company, the number of allotted shares terminating the transfer restriction and the period for the termination of the transfer restriction may be reasonably adjusted when necessary.

(c)	Uncompensated acquisition of Restricted Shares

In the case that the transfer restriction on certain Restricted Shares has not been lifted on the basis of the stipulated reasons for termination of the transfer restriction in (b), above, at the point at which the Transfer Restriction Period in (a), above, comes to an end, the Company shall automatically acquire the Allotted Shares without consideration.

(d)	Procedures in the case of organizational restructuring, etc.

During the Transfer Restriction Period, in the case that approval is given at a General Meeting of Shareholders for a merger agreement in which the Company becomes a dissolved company, or for a share exchange agreement, share transfer plan or any other matter regarding organizational restructuring, etc. by which the Company becomes a wholly-owned subsidiary, by means of a resolution of the Board of Directors (or by the Board of Directors of the Company in the case that approval is not needed from the General Meeting of Shareholders for the relevant organizational restructuring, etc.), the transfer restrictions may be lifted prior to the effective date of such organizational restructuring, etc. with regard to a number of Allotted Shares reasonably calculated on the basis of expired period from the start of the transfer restriction period until the date of approval of the organizational restructuring, etc. In the case of the above, the Company shall automatically acquire Allotted Shares for which the transfer restriction has not been lifted without compensation immediately after the transfer restriction has been lifted.

(e)	Other matters

Other items relating to this agreement shall be stipulated by the Board of Directors of the Company.

(Removal of Supplementary Provisions)

Article 4.	These supplementary provisions shall be removed upon the conclusion of the initial Ordinary General Meeting of Shareholders of the Company.

3. Outline of matters listed in each item of Article 206 of the Regulations for Enforcement of the Companies Act

(1) Matters relating to the appropriateness of provisions for consideration in the share transfer

(i)	Matters relating to the number of shares to be delivered and their allotment

(a)	Share transfer ratio

One share of the Holding Company’s ordinary shares to be established will be allotted and delivered for each share of the Company’s ordinary shares held by each shareholder entered or recorded in the Company’s shareholder registry immediately before the Holding Company acquires all of the outstanding shares of the Company by means of the Share Transfer.

(b)	Number of shares constituting one unit

The Holding Company shall use a unit share system in which 100 shares shall constitute one unit.

(c)	Basis for calculating the share transfer ratio

Because one wholly owning parent company will be established by means of the sole-share transfer by the Company and because the shareholder compositions of the Company and the Holding Company do not change at the time of the Share Transfer, it was decided to allot one ordinary share of the Holding Company for one ordinary share of the Company owned by shareholders, under the first principle of not brining any harm or confusion to any shareholder.

(d)	Estimate by a third-party organization, calculation method, and basis for calculation

Based on the reasoning in (c) above, no calculation was provided by a third-party organization of the share transfer ratio.

(e)	Number of new shares delivered by the share transfer (planned)

8,743,907 shares of ordinary shares (planned)

The number of new shares stated above is based on the total number of shares issued by the Company as of March 31, 2024 (8,743,907 shares). If the total number of shares issued by the Company changes before the establishment of the Holding Company through the Share Transfer, the number of new shares to be delivered by the Holding Company will change accordingly.

A provision of the Share Transfer Plan stipulates that, by resolution of the Company’s Board of Directors to be held by the day preceding the date of incorporation of the Holding Company, among the treasury shares held by the Company (including treasury shares which were acquired through the purchase of shares related to the exercise of appraisal rights as provided for in Article 806, paragraph (1) of the Companies Act when such right is exercised upon the Share Transfer), the Company may cancel those shares that can practicably be cancelled, with the exception of a maximum 32,000 shares, up until immediately prior to when the Holding Company acquires all of the Company’s issued shares through the Share Transfer.

In addition, if the Company holds treasury shares at the time the Holding Company is established through the Share Transfer (including, but not limited to, the maximum 32,000 shares excluded above), the same number of common shares of the Holding Company shall be allocated and delivered for each treasury share held by the Company, and the Company will temporarily hold common shares of the Holding Company. However, it shall promptly dispose of them in accordance with the provisions of applicable laws and regulations.

(ii)	Matters relating to the adequacy of stated capital and capital reserves

The Company judges the stated capital and capital reserves of the Holding Company to be appropriate to the extent provided for in laws and regulations and in light of such matters as the purpose of the Holding company, its scale of business, and capital policies.

(2) Important events that may affect the Company’s financial status after the final day of its most recent business year

There are no applicable matters.

4. Matters regarding those who will become Directors (excluding Directors who are serving as Audit and Supervisory Committee Members)

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Yasuhiro Kawasaki Date of Birth October 10, 1966	Apr. 1991	Joined Nippon Oil Co., Ltd.	6,036 shares	6,036 shares
	Apr. 2008	President of Nippon Oil (U.S.A.) Ltd.
	Apr. 2019	General Manager of Lubricants Sales Department, Lubricants Company, JXTG Nippon Oil & Energy Corporation
	June 2020	General Manager of Lubricants Sales Department, Lubricants Company, ENEOS Corporation
	Apr. 2021	Executive Officer, and General Manager of Osaka Second Branch, ENEOS Corporation
	June 2023	Representative Director and President, the Company (current position)

Reasons for nomination as a candidate for Director

Yasuhiro Kawasaki was engaged in the sale of petroleum products and management of an overseas corporation at ENEOS Corporation, where he served as Executive Officer and General Manager of Osaka Second Branch starting in April 2021. Since June 2023, he has served as Representative Director and President of the Company. The Company judges that he can be expected to carry forward the management of the Holding Company by capitalizing on this experience and insight, and accordingly nominates him as a candidate for Director.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Yuri Sato Date of Birth December 26, 1969	Apr. 1992	Joined Nippon Oil Co., Ltd	395 shares	395 shares
	Apr. 2020	General Manager of General Administration Department, JXTG Nippon Oil & Energy Corporation
	Apr. 2022	General Manager of Hokkaido Branch Office, ENEOS Corporation
	June 2024	Senior Executive Officer and General Manager of Human Resources/Systems Department, the Company (current position)

Reasons for nomination as a candidate for Director

Yuri Sato has extensive experience and insight that is relevant for senior management including her service as General Manager of the General Administration Department and General Manager of the Hokkaido Branch Office at ENEOS Corporation, and her service since April 2024 as Senior Executive Officer and General Manager of the Human Resources/Systems Department of the Company. The Company judges that she can be expected to carry forward the management of the Holding Company by capitalizing on this experience and insight, and accordingly nominates her as a candidate for Director.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Ryo Ohashi Date of Birth February 27, 1971	Apr. 1993	Joined the Company	2,698 shares	2,698 shares
	June 2022	General Manager of Accounting Department, the Company
	Apr. 2023	Executive Officer and General Manager of Accounting Department, the Company
	Apr. 2024	Executive Officer and General Manager of Accounting & Finance Department, the Company (current position)

Reasons for nomination as a candidate for Director

Ryo Ohashi has extensive experience and insight in accounting and finance including his over 30 years of involvement in accounting and finance at the Company. The Company judges that he can be expected to carry forward the management of the Holding Company by capitalizing on this experience and insight, and accordingly nominates him as a candidate for Director.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Masaru Ono Date of Birth February 26, 1958	Apr. 1981	Joined Yamaha Motor Co., Ltd.	3,500 shares	3,500 shares
	Jan. 2012	Executive Officer of Yamaha Motor Co., Ltd.
	Oct. 2013	Representative Director and President of Yamaha Motor Vietnam Co., Ltd.
	Jan. 2017	Senior Executive Officer, and Chief General Manager of CS Center of Yamaha Motor Co., Ltd.
	Jan. 2019	President and CEO of JUBILO CO.,LTD.
	Apr. 2023	Visiting Professor of Faculty of Policy Studies, Kansai University
	June 2024	Outside Director, the Company (current position)

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Masaru Ono has strong global management experience, including his involvement in global sales and parts procurement at Yamaha Motor Co. Ltd. and his time as President of Yamaha Motor Vietnam Co., Ltd. He also has management experience at JUBILO CO.,LTD. The Company judges that with this insight and experience, he can be expected to provide supervision, advice, etc. for the management of the Holding Company, and accordingly nominates him as a candidate for Outside Director.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Seiji Hatano Date of Birth December 17, 1959	Apr. 1982	Joined The Mitsubishi Bank, Limited	500 shares	500 shares
	May 2009	General Manager of Corporate Banking Division No. 3, Corporate Banking Group No. 1, The Bank of Tokyo-Mitsubishi UFJ, Ltd.
	July 2011	Advisor to Konica Minolta Holdings, Inc.
	Apr. 2013	Executive Officer and General Manager, Corporate Strategy Division of Konica Minolta, Inc.
	June 2014	Director, Senior Executive Officer of Konica Minolta, Inc.
	Apr. 2022	Director, Senior Executive Vice President and Executive Officer of Konica Minolta, Inc.
	Apr. 2023	Senior Executive Vice President and Executive Officer (Responsible for Strategic Project) of Konica Minolta, Inc.
	Apr. 2024	Advisor of Konica Minolta, Inc.
	June 2024	Outside Director, the Company (current position)

Reasons for nomination as a candidate for Outside Director and overview of expected roles

Seiji Hatano has expertise in a broad range of fields including involvement in global corporate finance and other fields at a predecessor of the current MUFG Bank, Ltd., and across all corporate divisions at Konica Minolta, Inc. He also has wealth of experience as a manager. The Company judges that he can be expected to provide supervision and advice for the management of the Holding Company, and accordingly nominates him as a candidate for Outside Director.

Notes:	1.	There are no special interests between any of the candidates and the Company, and no special interests are expected to arise between any of the candidates and the Holding Company.
2.	Of the candidates for Director, Masaru Ono and Seiji Hatano are candidates for Outside Director.
3.	Masaru Ono and Seiji Hatano are currently Outside Directors of the Company. The Company has submitted notification to Tokyo Stock Exchange, Inc. that they have been designated as independent officers as provided for by the aforementioned exchange. If both officers are appointed as Outside Directors of the Holding Company upon that company’s establishment, the Holding Company plans to submit notification to Tokyo Stock Exchange, Inc. concerning their designation as independent officers as provided for by the aforementioned exchange.
4.	The number of shares of the Company’s stock held by each candidate for Director is stated as of March 31, 2025, and the number of Holding Company shares to be allotted will be based on their corresponding holding status and stated in consideration of the share transfer ratio of the Share Transfer. Accordingly, the number of Holding Company shares that will be actually allotted may vary in accordance with the holding status until immediately prior to the Holding Company’s date of incorporation.
5.	Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company has entered into agreements with Masaru Ono and Seiji Hatano to limit their liability for damages under Article 423, paragraph (1) of the same Act. The maximum amount of liability for damages under this agreement is the minimum liability amount as provided for by Article 425, paragraph (1) of the same Act. Also, if both officers are appointed as Outside Directors of the Holding Company upon that company’s establishment, the Holding company plans to enter into these agreements with both officers.
6.	The Company has entered into a directors and officers liability insurance policy as provided for in Article 430-3, paragraph (1) of the Companies Act that includes officers of the Company and its subsidiaries as insureds. This insurance policy covers the legally mandated amount of indemnification and litigation expenses to be borne by the insureds. If each candidate assumes the office as Director, the Company plans to execute the aforementioned directors and officers liability insurance policy that includes each of them as insureds. The full amount of the insurance premiums will be borne by the Company.

5. Matters regarding those who will become Directors who are serving as Audit and Supervisory Committee Members

The candidates for Director who is serving as an Audit and Supervisory Committee Member are as follows.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Masafumi Tamura Date of Birth March 11, 1969	Apr. 1995	Joined Tokyo Fuji Kosan Sales Co., Ltd.	1,134 shares	1,134 shares
	July 2008	President of Tokai FUKKOL Sales Co., Ltd.
	Apr. 2016	Deputy General Manager of Sales Department, the Company
	June 2019	General Manager of Sapporo Branch, the Company
	Apr. 2023	General Manager of Osaka Branch, the Company
	Apr. 2024	Assistant to the President, the Company
	June 2024	Outside Director and Audit and Supervisory Committee Member of the Company (current position)

Reasons for nomination as a candidate for Director who is serving as an Audit and Supervisory Committee Member and overview of expected roles

Masafumi Tamura has extensive insight and management experience relating to the sale of petroleum products. Having judged that he is suitably qualified as a Director who is serving as an Audit and Supervisory Committee Member, the Company nominates him as a candidate for Director who is serving as an Audit and Supervisory Committee Member.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Yoshiyuki Sato Date of Birth March 31, 1964	Apr. 1994	Registered as an attorney at law	0 shares	0 shares
	Apr. 1994	Employed at Kyowa-sogo Law Office
	July 2000	Joined Nishimura-sogo Law Office (now Nishimura & Asahi)
	Jan. 2003	Admitted to the New York State bar
	Jan. 2005	Appointed partner of Nishimura & Partners (now Nishimura & Asahi)
	May 2017	Partner at TMI Associates (current position)
	Nov. 2020	Outside Director who is an Audit and Supervisory Committee Member of Angel Group (current position)
	June 2024	Outside Director and Audit and Supervisory Committee Member of the Company (current position)

Reasons for nomination as a candidate for Outside Director who is serving as an Audit and Supervisory Committee Member and overview of expected roles

Although Yoshiyuki Sato does not have the experience of being directly involved in management other than as an Outside Director, having judged that with his wealth of specialized knowledge related to corporate law as a lawyer, he can be expected to provide appropriate supervision for the execution of the Holding Company’s business as an Outside Director who is serving as an Audit and Supervisory Committee Member, and the Company nominates him as a candidate for Outside Director who is serving as an Audit and Supervisory Committee Member.

Name Date of birth	Career summary, and position and responsibility in the Company, and significant concurrent positions outside the Company		Number of the Company’s shares owned	Number of the Holding Company’s shares to be allotted
Atsuko Sugiyama (Current surname: Matsumoto) Date of Birth July 5, 1974	Oct. 1999	Joined Asahi & Co. (now KPMG AZSA LLC)	0 shares	0 shares
	Apr. 2003	Registered as certified public accountant
	Aug. 2016	Retired from KPMG AZSA LLC
	Sep. 2016	Deputy Head of Masaaki Sugiyama Certified Public Accountant & Tax Accountant Office (current position)
	May 2017	Independent Outside Corporate Auditor of WELCIA HOLDINGS CO., LTD. (current position)
	June 2020	Outside Director and Audit and Supervisory Committee Member of the Company (current position)
	June 2022	Outside Director and Audit and Supervisory Committee Member of YUSHIRO CHEMICAL INDUSTRY CO., LTD. (now YUSHIRO INC., current position)

Reasons for nomination as a candidate for Outside Director who is serving as an Audit and Supervisory Committee Member and overview of expected roles

Although Atsuko Sugiyama does not have the experience of being directly involved in management other than as an Outside Director, she does have abundant experience in auditing and specialized insight related to finance and accounting as a certified public accountant and a tax accountant. Having judged that she can be expected to provide appropriate supervision for the execution of the Holding Company’s business as an Outside Director Who Is Serving as an Audit and Supervisory Committee Member, the Company nominates her as a candidate for Outside Director who is serving as an Audit and Supervisory Committee Member.

Notes:	1.	There are no special interests between any of the candidates and the Company, and no special interests are expected to arise between any of the candidates and the Holding Company.
2.	Yoshiyuki Sato and Atsuko Sugiyama are candidates for Outside Director.
3.	Yoshiyuki Sato and Atsuko Sugiyama are currently Outside Directors of the Company. The Company has submitted notification to Tokyo Stock Exchange, Inc. that they have been designated as independent officers as provided for by the aforementioned exchange. If both officers are appointed as Outside Directors of the Holding Company upon that company’s establishment, the Holding Company plans to submit notification to Tokyo Stock Exchange, Inc. concerning their designation as independent officers as provided for by the aforementioned exchange.
4.	Pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, the Company has entered into agreements with Yoshiyuki Sato and Atsuko Sugiyama to limit their respective liabilities for damages under Article 423, paragraph (1) of the same Act. The maximum amount of liability for damages under this agreement is the minimum liability amount as provided for by Article 425, paragraph (1) of the same Act. Also, if both officers are appointed as Outside Directors of the Holding Company upon that company’s establishment, the Holding company plans to enter into these agreements with both officers.
5.	The Company has entered into a directors and officers liability insurance policy as provided for in Article 430-3, paragraph (1) of the Companies Act that includes officers of the Company and its subsidiaries as insureds. This insurance policy covers the legally mandated amount of indemnification and litigation expenses to be borne by the insureds. If each candidate assumes the office as Director, the Company plans to execute the aforementioned directors and officers liability insurance policy that includes each of them as insureds. The full amount of the insurance premiums will be borne by the Company.

6. Matters regarding those who will become Financial Auditor of the Holding Company

(As of June 30, 2024)

Name	KPMG AZSA LLC
Location of main business office	1-2 Tsukudocho, Shinjuku-ku, Tokyo
History	July 1969	Asahi & Co. established
	July 1985	Asahi & Co. merged with Shinwa Audit Corporation (established December 1974) to establish Asahi Shinwa & Co.
	Oct. 1993	Asahi Shinwa & Co. merged with Inoue Saito Eiwa Audit Corporation (established April 1978) to establish Asahi & Co.
	Jan. 2004	Asahi & Co. merged with AZSA & Co. (established February 2003) and started doing business under the corporate name of KPMG AZSA & Co.
	July 2010	Transitioned to an LLC audit firm and changed its corporate name to KPMG AZSA LLC
Companies engaged in audits	3,370 companies
Capital	¥3,000 million
Employee composition	Employees (certified public accountants)	3,012 employees
	Employees who have passed CPA examination	1,365 employees
	Auditing assistants	1,949 employees
	Other employees	782 employees
	Total	7,108 employees

Reason for nomination of the candidate as the candidate for Financial Auditor

KPMG AZSA LLC has been nominated as the candidate for Financial Auditor in order to strengthen corporate governance and improve the efficiency of audits by using the same Financial Auditor as that of the subsidiary FUJI KOSAN COMPANY, LTD., and the audit firm is deemed to be suitable for the role after comprehensively considering the audit firm’s ability to execute its duties, audit quality and other factors.